Exhibit 1.1

TRANSLATION
EURONAV NV
Limited Liability Company (under Belgian Law)
Registered office: De Gerlachekaai 20, 2000 Antwerpen

Registered within the jurisdiction of the Commercial Court of Antwerp
 Enterprise number 0860.402.767
COORDINATED ARTICLES OF ASSOCIATION
 of 6 February 2015

SECTION 1
LEGAL FORM - NAME – REGISTERED OFFICE – OBJECT – DURATION
Article 1.	The company has the form of a limited liability company (naamloze vennootschap). Its denomination is "EURONAV". It is a commercial company which does a public recourse to the savings capital.

The registered office of the company is established at Antwerp, at De Gerlachekaai 20. The registered office of the company may be transferred to any other location in Belgium by decision of the board of directors.

The board of directors is permitted to set up administrative offices, branches and agencies both in Belgium and abroad.

Article 2.
The object of the company consists of all operations related to the maritime transport and shipowning, particularly chartering in and out, acquisition and sale of ships, opening and operation of regular shipping lines.

This enumeration is not restrictive.

Furthermore, the object of the company also comprises the acquisition, the management, the sale and transfer of participating interests in all existing or still to be incorporated companies, with industrial, financial or commercial activities.

The company is also authorised to associate with any private person, companies or associations having a similar object, to merge with them and to bring in or to transfer to them, temporarily or definitely, the whole or part of its assets.

The company may carry out, both in Belgium and abroad, all operations involving real and immovable property, all financial, commercial and industrial operations, which have a direct or indirect connection with its object and namely all operations concerning the transport of all kind, by air, by sea and waterways, and by land.

The company is also entitled to provide its assets as collateral security for financing granted to the group of companies to which it belongs, to the extent that such financing is useful for its activity or the activity of the companies belonging its group or the realisation of its corporate objects.

The general meeting of shareholders is entitled to modify the object under the conditions of the Code of Companies.

Article 3.	The company is founded for an unlimited period of time.

The company may be wound up by decision of the general meeting of shareholders taken in accordance with the prescriptions required for an amendment of the articles of association.

SECTION 2 SHARE CAPITAL, SHAREHOLDERS

Article 4.
The share capital of the company amounts to one hundred seventy-three million forty-six thousand one hundred twenty-two US Dollars and fourteen cents (USD 173.046.122,14) and is represented by one hundred fifty-nine million two hundred and eight thousand nine hundred forty-nine (159,208,949) shares without par value. This capital is paid up in full.

The reference value of the capital for purposes of implementing the provisions of the Code of Companies amounts to one hundred fifty-one million six hundred sixty-one thousand eight hundred and seven euro and thirty-one cents (EUR 151,661,807.31). This value is based on the exchange rate of the US Dollar on the fifth of February two thousand fifteen (14h15) published by the European Central Bank, as it appears from the bank statement delivered by BNP Paribas Fortis on the fifth of February two thousand fifteen, attached to the authentic deed executed on the sixth of February two thousand fifteen before the Civil Law Notary Van Ooteghem, in Temse, containing modification of the articles of association.

The board of directors may authorise the division of shares into denominations.

Article 5.
By decision of the shareholders' meeting held on the twenty-fourth of February two thousand and fourteen, the board of directors has been authorized to increase the share capital of the company in one or several times by a total maximum amount of seventy-three million (73,000,000) US Dollars during a period of five years as from the date of publication of such decision, subject to the terms and conditions to be determined by the board of directors.

The reference value of the capital by implementation of the Code of Companies amounts to fifty-three million two hundred fifty-seven thousand four hundred fifty-nine euro and sixty-nine cents (EUR 53,257,459.69). This value is based on the exchange rate of the US Dollar on the twenty-first of February two thousand and fourteen (14h15) published by the European Central Bank, as it appears from the bank statement delivered by BNP Paribas Fortis Bank on the twenty-first of February two thousand and fourteen, attached to the authentic deed executed on the twenty-fourth of February two thousand and fourteen before The Civil Law Notary De Cleene, in Antwerp, replacing the Civil Law Notary Patrick Van Ooteghem of Temse, unable to so act by reasons of ratione loci.

This amount constitutes the authorised capital. It is to be distinguished from the issued share capital of the company.

Within the above-mentioned limits, the board of directors may decide to increase the share capital of the company, either by way of a contribution in cash, or, subject to relevant legal restrictions, by way of a contribution in kind, or by way of an incorporation of reserves of any kind and/or issue premiums into the share capital, all the foregoing with or without the issuing of new shares.

The board of directors may enter into agreements with respect to the paying up of the capital increase which it has decided upon.

In the event the board requires the subscribers to the capital increase to pay a share premium, such premium shall be automatically recorded in the company's accounts as an unavailable reserve called "share premium", which shall form part of the shareholders' equity in the same way as the company's share capital, and which can only be reduced or deleted by a decision of the shareholders' meeting in accordance with the provisions of the Code of Companies, except if it is incorporated in the company's share capital, which decision can be taken by the board of directors.

In accordance with the provisions of the Code of Companies, the board of directors has the authority to limit or abolish the preferential right of the shareholders in the interest of the company; this limitation or abolition can also be decided upon in favour of one or more particular persons other than members of the personnel of the company or one of its subsidiaries.

When abolishing the preferential right of the shareholders, the board of directors may give priority to the existing shareholders for the allocation of the newly issued shares.

Within the limits of the authorised capital, the board of directors is also competent to issue convertible bonds or warrants.

When issuing convertible bonds, the limitation or abolition of the preferential right can be decided upon by the board of directors in favour of one or more particular persons other than members of the personnel of the company or one of its subsidiaries.

The board of directors is also competent to make use of the authorization to increase the company's share capital by virtue of this article after the date on which the company has been notified by the Financial Services and Markets Authority that a public purchase offer has been launched on its securities, provided that the decision to increase the capital has been adopted by the board of directors before the twenty-fourth of February two thousand and seventeen and provided that such decision is being taken in accordance with all applicable legal provisions.

Article 6.
Whenever the capital is increased, and except when the remuneration of contributions in kind is concerned, the owners of shares will have an application right for new shares, depending on the amount of shares in their possession.

However, notwithstanding the foregoing, the general shareholders' meeting can at all times decide, under the terms provided for amendments to the articles of association, that the whole or part of the new shares to be subscribed in cash, will not be offered by preference to the shareholders.

Whilst eliminating or limiting the preferential right, the general shareholders' meeting may give the existing shareholders a right of priority on the attribution of new shares.

In all cases, the board of directors is empowered, under the terms and conditions it thinks fit, to enter into agreements in order to ensure the subscription of the whole or part of the shares to be issued.

Article 7.	The calls are done by registered letter, at least one month before their payability. The board of directors fixes the amount and the due date of the calls

By default of payment on calls on the fixed date of maturity the interest rate due to the company will be the rate of interest of the marginal lending facility of the European Central Bank increased by one per cent, to be calculated as from the date of payability, without summons nor claims before court. In case the payment is not carried out within one month from the date of payability and within a week after the publication of a simple notice in the Belgian Official Gazette, the board of directors is empowered to have the shares that are in arrears with calls to be sold on the stock exchange through a stockbroker, for account and risk of the defaulting shareholders.

The defaulting shareholders will have to make up for the difference between the subscription price and the price obtained, less the payments already made.

The right to have the shares sold will not bar the company to exercise simultaneously other means provided by law.

Article 8.	The shares are at the option of the shareholder, registered shares or dematerialized shares.

Each shareholder may at all times and at his own expense request the conversion of his shares into registered or dematerialized shares.

Shares shall remain registered until they are fully paid up. As from 1 January 2008, and in accordance with the law of 14 December 2005, bearer securities booked on a securities account are deemed to exist in dematerialized form. After the term set out by the law of 14 December 2005 with regard to the abolition of bearer securities, all bearer securities still existing and the conversion of which was not requested, were automatically converted into dematerialized securities.

Article 9.	A share register is kept at the registered office of the company.

Certificates stating the inscription are delivered to the shareholders; these certificates are signed by two directors.

The transfer and pledge of registered shares can only be made by entry in the share register.

Article 10.
The dematerialised share is represented by an entry on the named account of the owner or holder with a recognised settlement organisation. The dematerialised share is transferred by transfer from one account to another.

Article 11.	The owners of shares are only liable for the loss of the amount of their subscription.

The possession of a share implies the agreement with the articles of association and with the decisions of the general shareholders' meeting.

Article 12.	The rights and obligations attached to a share follow the latter in whatever hands same may pass. The company recognises only one owner for each share.

In case several persons are the owners of a share, the company is entitled to suspend the exercise of the rights attached thereto until one person only has been appointed to act as the owner of the share in respect of the company.

The heirs, assigns, or creditors of a shareholder can under no circumstances cause the sealing of the goods and values of the company, nor in whatever way interfere in its management. In order to exercise their rights they must abide by the company's balance sheets and by the decisions of the general shareholders' meeting.

Article 13.
The company is authorised to issue bonds or certificates, whether on mortgage or not, by decision of the board of directors. The latter fixes the interest rate, the amount of the issue and of the refund, the duration and the manner of amortisation and of refund, the guarantees given to the certificates as well as any other condition regarding the issue of same.

Article 14.
Every individual person or legal entity acquiring, directly or indirectly, securities with voting rights attached, must notify the company and the Financial Services and Markets Authority of the number and percentage of voting rights which he possesses if as a consequence of such acquisition the voting rights attached to these securities have reached a proportion of five percent or more of the total number of voting rights existing at the time when the event occurred which gave rise to such notification obligation.

The same notification must be made in the event of an additional acquisition, directly or indirectly, of voting securities as defined in the first paragraph, when as a consequence of this acquisition, the voting rights attached to the securities he possesses, reach a proportion of ten, fifteen and twenty percent, and so on for each increment of five percentage points of the total number of voting rights existing at the time when the event occurred which gave rise to such notification obligation.

The same notification must be made in the event of a transfer of securities, directly or indirectly, when as a consequence of this transfer, the voting rights attached to these securities fall below the thresholds referred to in paragraph one and two above.

The same notification must also be made in the event that the percentage of voting rights attached to the securities, directly or indirectly held, reach, exceed or fall below the thresholds referred to in paragraph one and two above as a result of an event that is not an acquisition or transfer.

The notifications referred to above should be addressed to the Financial Services and Markets Authority and the company in compliance with the applicable legal provisions, and preferably by email and fax.

No person may participate in the voting at the general shareholders' meeting for a number of votes above the number of votes accruing to the shares the possession of which has, pursuant to above paragraphs, been notified at least twenty days before the date of the general shareholders' meeting.

The notifications provided for in this article are subject to the provisions of the Law of 2 May 2007 and the Royal Decree of 14 February 2008 on the disclosure of major shareholdings in issuers whose shares are admitted to trading on a regulated market, subject to the provisions contained in the preceding paragraphs.

Article 15.
Pursuant to a decision of the extraordinary shareholders' meeting of the twenty-fourth of February two thousand and fourteen which has been adopted in accordance with the relevant legal provisions, the company has been authorised, during a period of three years as from the publication of the decision in the Annexes to the Belgian Official Gazette, to acquire the company's own shares or profit shares, whether or not the holders of the latter are entitled to vote, by way of a purchase or an exchange, directly or through the intermediary of a person acting in its own name but for the account of the company. Such acquisition may be decided upon by the board of directors if the acquisition is necessary to prevent imminent and serious harm to the company, including a public purchase offer for the company's securities. When deciding upon the acquisition of own shares or profit shares, the applicable legal provisions shall be complied with.

In such case the first shareholders' meeting following such acquisition shall be informed by the board of directors of the reasons for the acquisition and the objectives pursued, as well as of the number and nominal value or, in the absence of a nominal value, the accountable par of the acquired securities, of the proportion of the subscribed capital which they represent, and of the consideration for these shares.

The voting rights, to which the shares or profit shares forming part of the company's assets are entitled, shall be suspended. They shall not be taken into account for the purpose of determining a quorum.

Article 16.
The board of directors can, in accordance with the Code of Companies, without prior permission of the general meeting, sell the acquired shares of the company which are quoted on the first market of a stock exchange or on the official quotation of a stock exchange of a Member State of the European Union.

The board of directors can, in accordance with the Code of Companies, without prior permission of the general meeting, to prevent imminent and serious harm to the company, including a public purchase offer for the company's securities, sell acquired shares or profit shares of the company on the stock exchange or by way of an offer to sell, addressed to all shareholders under the same conditions, during a period of three years as from the publication in the Annexes to the Belgian Official Gazette, of the decision, taken by the general meeting of the twenty-fourth of February two thousand and fourteen.

SECTION THREE BOARD OF DIRECTORS AND AUDITORS

Article 17.
The company is managed by a board of at least five directors, whether shareholders or not, appointed for a term of maximum four years by the general shareholders' meeting and at any time removable by it.

They are re-eligible. The mandates of the retiring directors come to an end immediately after the ordinary general shareholders' meeting.

At least three of the thus appointed directors shall meet the criteria stated in the Code of Companies with respect to independent directors.

If a directorship is entrusted to a body corporate, it appoints one physical person as its permanent representative in accordance with the provisions of the Code of Companies, subject to acceptance of this person by the other members of the board of directors of the managed company.

Article 18.
On proposal of the board of directors, the general shareholders' meeting may grant to the resigning directors the title of honorary chairman, honorary vice-chairman, honorary managing director, or honorary director of the company.

Whenever he deems it advisable, the chairman of the board of directors may invite the honorary directors to attend the meetings of the board, but with advisory vote only.

Article 19.
In case of vacancy of a director's mandate due to the death, resignation or another reason, the remaining members of the board of directors may provisionally fill the vacancies until the following general shareholders' meeting when the final replacement may be proceeded to.

A director nominated under the circumstances mentioned here above, is only appointed for the time required to terminate the office of the director whose place he takes.

Article 20.	The board of directors elects a chairman among its members and may also elect one or more vice-chairmen.

The board of directors shall set up in its midst and under its responsibility an audit committee in accordance with article 526bis of the Companies Code.

The activities of the audit committee shall in any event include those referred to in article 526bis, paragraph four, of the Companies Code. The audit committee can autonomously take decisions in relation to article 133, paragraph 6, 1° of the Companies Code and can thus allow for exceptions to the one-to-one rule applicable to the remuneration for services of the statutory auditors, other than those that fall within their statutory duties as statutory auditor of the company and of which the amount to be borne by the company exceeds the remuneration fixed for the exercise of their services as statutory auditor of the company.

The board of directors shall set up in its midst and under its responsibility a nomination and remuneration committee. The composition, powers, tasks and working procedures, as far as its power related to remuneration are concerned, need to be in accordance with the provisions of article 526quater of the Code of Companies.

The board of directors further has the power to set up one or more additional advisory committees in its midst and under its responsibility. The board decides on the composition, powers, tasks and, if necessary, the remuneration of the members of these committees and determines their working procedures in accordance with the applicable legal provisions.

The board of directors can delegate its management powers to an executive committee in accordance with the provisions of the Code of Companies, provided that this delegation does not relate to general company policy or any activities reserved for the board of directors pursuant to other legal provisions.The board itself, however, remains competent to perform all acts for which it may have delegated powers to the executive committee.

If an executive committee is set up, the board of directors is charged with its supervision. The executive committee is accountable to and reports to the board of directors at each board meeting.

The executive committee consists of at least two members, who may or may not be directors. The powers, the conditions for the appointment of the members of the executive committee, their dismissal, their remuneration, the term of their appointment, the discharge and the working procedures of the executive committee are determined by the board of directors.

If a body corporate is appointed as a member of the executive committee, it appoints one physical person as its permanent representative in accordance with the provisions of the Code of Companies, subject to acceptance of this person by the other members of the board of directors of the managed company.

Moreover, the board of directors may delegate the daily management of the company, as well as the representation of the company regarding this management to one or more delegates, whether directors or not, also entrusted with the execution of the decisions of the board, delegate the management of the whole or of a definite part or a specific branch of the company's affairs to one or more managers and delegate specific powers to any proxy.

The board determines their powers, duties, salaries or allowances. These agents, delegates, managers or proxies are responsible for their management. The board may dismiss them at any time.

Article 21.
The board of directors meets at the request and under the chairmanship of its chairman, or in case of impediment of the latter, of a vice-chairman, or in their absence, of a director who is appointed by his colleagues, whenever this is required by the company's interest and whenever three directors at least are requesting it.

The meetings are held at the place mentioned in the convening notices.

Article 22.
Except for cases or circumstances beyond one's control, the board of directors can only deliberate and decide validly when at least half of its members are present or represented. However, this requisite has not to be met in the cases where the legal provisions concerning conflicting interests of a financial nature are applicable.

A director, who is prevented or absent may give a proxy in writing or by telegram, telex or telefax to any of his colleagues of the board to represent him at a determined meeting of the board and to vote in his place.

However, no member is allowed to represent more than one director in this way.

A director is equally permitted, but only in cases when at least half of the members of the board are present in person, to give his opinion and express his vote in writing or by telegram, telex or telefax.

All decisions of the board of directors are taken by absolute majority of the votes. In case of equality of votes he who chairs the meeting of the board has a casting vote.

In exceptional circumstances, when required by urgent necessity and in the interest of the company, a written decision, signed and approved by all directors, is as valid and binding as a decision taken in a meeting of the board of directors, regularly convoked and held; any such decision may be constituted out of several documents, in similar form, each signed or authenticated by one or more directors. A written decision is not permitted for establishing the annual accounts and for the application of the authorised capital. A fax from a director is equal to a written decision; however, its text will have to be signed afterwards by this director. When a director is legally prevented from participating in the deliberation and/or voting (for instance when provisions concerning conflicting interests of a financial nature are applicable), the written board decision shall be adopted and signed by the other directors who are not prevented from participating. A copy of the adopted decision shall be sent to the director(s) who could not participate for his (their) information.

Article 23.
If a member of the executive committee has a direct or indirect interest which conflicts with a decision or activity falling within the scope of the powers of the executive committee, the executive committee will follow the procedure stated in §1 and §3 of article 524ter of the Code of Companies.

Article 24.
With respect to intra-group transactions and decisions, in particular, the transactions of the company with an affiliated company (other than a subsidiary), and the transactions between a subsidiary of the company and a company affiliated with that subsidiary (other than a subsidiary of the latter), the procedure stated in the Code of Companies is applied.

All decisions and transactions of a non-listed subsidiary of the company with companies affiliated with the company may only be taken or take place after prior approval by the board of directors of the company, in accordance with the provisions of the Code of Companies.

The procedure mentioned does not apply to the exceptions stated in the Code of Companies.

Article 25.
The deliberations of the board of directors are recorded in minutes, signed by the members who took part in the deliberation and taken down in a special register kept at the registered office of the company.

The copies and extracts of the minutes of meetings, to be produced in court cases or elsewhere, are certified and signed by the chairman, by two directors or by the secretary general.

Article 26.
The board of directors has the power to carry out all acts necessary or useful to the realisation of the company's object with the exception of those reserved by law to the general shareholders' meeting. The board of directors remains competent to perform all acts for which it may have delegated powers to the executive committee in accordance with article twenty of these articles of association.

Article 27.
The representation of the company in all deeds or in court is ensured either by two directors, or by one director and one member of the executive committee, or, in the event of delegation of powers to an executive committee, pursuant to article twenty of these articles of association, by two members of the executive committee, or by any other persons appointed for this purpose.

Article 28.
The control over the financial situation, the annual accounts, and the regularity, from the legal point of view and according to the articles of association, of the transactions to be recorded in the annual accounts, is entrusted to one or several auditors.

The auditors are appointed by the general shareholders' meeting among the members, individuals or body corporates – provided that a permanent representative is appointed -, of the Institute of Auditors.

The auditors are appointed for a period of three years and are re-eligible.

The number of auditors and their allowance are determined by the general shareholders' meeting. The allowances will only consist in a fixed amount determined by the general shareholders' meeting at the beginning and for the duration of the mandate. They can only be altered with the agreement of the parties involved.

The mandates of the retiring auditors expire immediately after the ordinary general shareholders' meeting.

Article 29.
Independently from the share in the profits stipulated by article forty, the directors and the auditors may receive a fixed allowance to be charged to the general expenses, which amount is fixed by the general shareholders' meeting.

The board of directors is empowered to grant allowances to directors who are entrusted with special functions or missions; these will be charged to the general expenses.

Article 30.	The directors, members of the executive committee and auditors are not bound by any personal obligation regarding the commitments of the company.

They are only responsible for the execution of their mandate and for the shortcomings which occurred during the execution of their task, in accordance with the legal provisions.

SECTION FOUR GENERAL SHAREHOLDERS' MEETING

Article 31.	The regularly convened general shareholders' meeting represents the whole of the shareholders. Its decisions are binding upon all of them, even upon the absent or dissenting shareholders.

Article 32.	The ordinary general shareholders' meeting is held in Antwerp, on the second Thursday of the month of May, at eleven a.m., in the place mentioned in the convening notices.

If that day is a legal holiday, the meeting will be held on the first preceding working day.

Article 33.	The board of directors or the auditors may convene a general shareholders' meeting.

The board of directors and the auditor(s) need to convene a general shareholders' meeting at the request of one or more shareholders, who represent – alone or together - one fifth of the share capital. The request to convene a shareholders' meeting should mention the items to be put on the agenda of the meeting.  One or more shareholders holding solely or together at least 3% of the share capital may, in accordance with the provisions of the Code of Companies, put forward agenda items for the general meeting or file resolution proposals relating to items included or to be included in the agenda. This right does not apply to general meetings convened following a first general meeting that could not validly deliberate due to lack of quorum. All requests must be received in writing by the company at the latest on the twenty-second calendar day preceding the date of the shareholders' meeting, the day of the meeting not included, in the way mentioned in the convening notice. The agenda items and the resolution proposals added to the agenda on the basis of this article will only be discussed at the general meeting if the required part of the capital has been registered on the record date as provided for by article 34 of these articles of association.

Article 34.	General shareholders' meetings are convened in accordance with the relevant provisions of the Code of Companies.

A shareholder only has the right to be admitted to and to vote at the general meeting on the basis of the registration of the shares on the fourteenth calendar day at 12 p.m. (Belgian time) preceding the date of the general meeting, the day of the meeting not included (the "record date"), either by registration in the company's register of registered shares, either by their registration in the accounts of an authorised custody account keeper or clearing institution, regardless of the number of shares owned by the shareholder on the day of the general meeting.

The shareholder notifies the company or a designated person of its intention to take part in the general meeting at the latest on the sixth calendar day preceding the date of the general meeting, the day of the meeting not included, in the way mentioned in the convening notice.

The financial intermediary or the authorised custody account keeper or clearing institution delivers a certificate to the shareholders stating the number of dematerialised shares which are registered in the name of the shareholder on its accounts at the record date and with which the shareholder intends to take part in the general meeting.

Unless provided for differently in the Code of Companies, a shareholder may designate, for a given meeting, only one person as a proxyholder.

A proxyholder may represent more than one shareholder.

The joint owners, usufructuaries and bare owners, the pledgees and the pledgors must respectively be represented by one and the same person.

The designation of a proxyholder by a shareholder will occur as stated in the convening notice. The board of directors decides on the form of the proxies and stipulates that same be deposited at the place it indicates, within the period it fixes and that no other forms will be accepted."

Article 35.
The chairman of the board of directors or another member of the board delegated for this purpose by his colleagues, presides over the general shareholders' meeting; he appoints the secretary and the meeting chooses two tellers among its attendants. The other attending directors complete the bureau.

An attendance sheet showing the identity of the shareholders and the number of shares they represent, must be signed by each of them or by their proxy before entering the general meeting.

The minutes of the general shareholders' meeting are signed by the chairman, the secretary, the two tellers and by those shareholders who ask to do so.

The board of directors has the right to adjourn at once for a maximum of five weeks, any general meeting, whether ordinary or extraordinary. This adjournment has no consequences for the decisions already adopted, unless the general meeting decides otherwise.

Article 36.	In the votes at the general meeting, each share entitles to one vote, subject to the application of the provisions of the Code of Companies.

Except for the cases referred to in article thirty-eight hereafter, the decisions are taken, whatever the number of shares being presented at the meeting, at the absolute majority of the votes participating at the voting.

The voting is done by show of hands or by call-over, unless the general meeting would decide otherwise by the majority of the votes.

In case of an appointment and when no candidate secures the absolute majority at the first voting, there will be a second balloting among the two candidates who secured the highest number of votes. In case of equality of votes, after a second balloting, the elder candidate is chosen.

Article 37.
The general shareholders' meeting deliberates on all the proposals of the board of directors, of the examining auditor(s) or of the other auditors provided that these items figure on the agenda and are inserted in the convening notices.

Article 38.
Subject to the provisions provided in the Code of Companies when the general shareholders' meeting has to decide on : 1. an amendment to the articles of association; 2. an increase or reduction of the company's share capital; 3. the merger of the company in accordance with article two of the present articles of association, or of the total alienation of its property; 4. the dissolution of the company; 5. the transformation of the company into another of a different form; 6. the issuing of convertible bonds or of bonds with application right; it can only validly deliberate or decide under the following conditions:

Those who attend the meeting or are represented at the meeting must account for at least half of the number of shares.

Should these conditions not be fulfilled, a second convocation is necessary and the new meeting deliberates validly whatever the quorum of capital present or represented might be.

In either case the decision is only valid when it is taken at a three fourth majority of the votes participating at the voting.

SECTION FIVE BALANCE SHEET, PROFIT, APPROPRIATION OF RESULTS

Article 39.
The financial year begins on the first of January and ends on the thirty-first of December of each year. The documents required by law are prepared within the prescribed terms through the care of the board of directors.

Moreover, in relation with these documents and within the legal terms, the inspection and communication measures prescribed by the Code of Companies, will be undertaken.

The annual accounts, the directors' report and the auditors' report are sent, together with the convening notice, to the registered shareholders.

Each shareholder has the right to receive free of charge, on presentation of his share or the certificate referred to in article 474 of the Code of Companies, as soon as the convocation for the general meeting is published, a copy of the documents mentioned in the preceding paragraph.

Article 40.
The credit balance of the income statement is the net profit. From this profit, a minimum of five percent shall first be taken of for the legal reserve; this deduction is no longer compulsory when the reserve reaches one tenth of the company's share capital.

The board of directors may propose to the general shareholders' meeting to allocate the whole or part of the profit, after deduction for the legal reserve, either to a balance brought forward, or to the formation of a special reserve fund.

The dividends are paid at the times and places indicated by the board of directors. On his own responsibility, the latter can decide to distribute interim payments on dividends, subject to the provisions provided in the Code of Companies.

SECTION SIX DISSOLUTION, POWERS OF THE LIQUIDATORS

Article 41.
In case of dissolution of the company, irrespective of whether carried out by court order or following a decision of the general meeting of shareholders, it continues to exist as a legal person for the purpose of its liquidation until the liquidation is closed.

In case of premature dissolution, the general shareholders' meeting has the widest powers to regulate the mode of dissolution, to choose the liquidators and to fix their powers.

After the settlement of all debts and charges, as well as of the liquidation expenses or after deposits which have been made to provide therefore, the net assets are divided among all the shares in cash or in securities.

In case all the shares should not be paid-up to an equal extent, the liquidators, prior to proceeding to the division foreseen in the preceding paragraph, will take this diversity into account and restore the balance by putting all the shares on an absolute equality, either by making complementary callings on the insufficiently paid-up shares or by means of preliminary refunds, in cash or in securities, to the shares that are paid-up to a higher proportion.

SECTION SEVEN REMUNERATION

Article 42.
In accordance with article 520ter of the Code of Companies, the shareholders' meeting of the twenty-sixth of April two thousand and eleven expressly resolved to exercise its right to opt out from the regime related to (i) the applicability of the provisions in relation to the final acquisition of shares and share options by a director or a member of the executive committee; and (ii) the dispersion in time of the payment of the variable remuneration of executive directors and members of the executive committee. The company will as such not be bound by any of the limitations provided for in article 520ter of the Code of Companies.

SECTION EIGHT GENERAL PROVISIONS

Article 43.
For the purpose of the implementation of the present articles of association, every director, member of the executive committee, auditor and liquidator, residing abroad, hereby elects domicile at the registered office of the company where all communications, summons, demands or notifications may be validly sent to him, without any other obligation for the company than to hold such documents at the disposal of the addressee.

Article 44.
The shareholders undertake to abide entirely by the Code of Companies, and in consequence, the provisions of these acts that are not licitly departed from by the present articles of association, are deemed to be contained therein, and the clauses that might be contrary to the imperative provisions of said acts are regarded as not having been written.

SECTION NINE TRANSITORY PROVISIONS

Article 45.
The authority granted to the board of directors to increase the share capital of the company through the use of the authorized capital by resolution of the extraordinary shareholders' meeting of the tenth of May two thousand and twelve, the authority granted to the board of directors regarding the acquisition of the company's own shares or profit shares necessary to prevent imminent and serious harm to the company by resolution of the extraordinary shareholders' meeting of the twenty-sixth of April two thousand and eleven and the authority granted to the board of directors to sell acquired shares or profit shares necessary to prevent imminent and serious harm to the company by resolution of the extraordinary shareholders' meeting of the twenty-sixth of April two thousand and eleven, will continue in effect until the publication of the new authorizations granted by the extraordinary shareholders' meeting of the twenty-fourth of February two thousand and fourteen.

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